June 1, 2007

Old Mutual Advisor Funds II c/o Old Mutual Capital, Inc. 4643 S. Ulster Street, Suite 600 Denver, Colorado 80237
Re:	Old Mutual TS&W Mid-Cap Fund

Ladies and Gentlemen:

We have acted as counsel to Old Mutual Advisor Funds II, a statutory trust organized under the laws of the State of Delaware (the “Trust”), in connection with the registration of an indefinite number of Class A, Class C and Institutional Class shares of beneficial interest, par value $0.001 per share (the “Shares”), of the Old Mutual TS&W Mid-Cap Fund (the “Fund”), a series portfolio of the Trust. This opinion is given in connection with the filing by the Trust of Post Effective Amendment No. 96 to the Trust’s registration statement on Form N-1A under the Securities Act of 1933, as amended, and Amendment No. 94 to such registration statement under the Investment Company Act of 1940, as amended (collectively, the “Registration Statement”).

In connection with our giving this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i)  drafts of the prospectus for the Fund, which is included in the Registration Statement, substantially in the form in which it is to be filed (the “Prospectus”); (ii) the Agreement and Declaration of Trust of the Trust, as currently in effect (the “Declaration of Trust”); (iii) the By-Laws of the Trust, as currently in effect; (iv) the Certificate of Trust of the Trust, certified by the Secretary of State of the State of Delaware as of June 1, 2007; (v) a certificate from the Secretary of State of the State of Delaware dated June 1, 2007, certifying that the Trust is in good standing under the laws of the State of Delaware; and (vi) a Certificate of an officer of the Trust dated June 1, 2007, with respect to certain resolutions and actions approved by the Board of Trustees of the Trust. We have also considered such matters of law as we have deemed appropriate as the basis for the opinions hereinafter set forth.

The Prospectus provides for issuance of the Shares from time to time at the net asset value thereof, plus any applicable sales charge. In connection with our giving this opinion, we have assumed that upon the sale of the Shares the Trust will receive the net asset value thereof.

Based upon the foregoing and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that the Shares to be offered pursuant to the Prospectus have been duly authorized for issuance and, when the Shares have been sold, issued and paid for pursuant to the terms, provisions and conditions of the Prospectus, the Shares will be validly issued, fully paid and non assessable.

We express no opinion concerning the laws of any jurisdiction other than the federal law of the United States and the Delaware Statutory Trust Act.

Both the Delaware Statutory Trust Act and the Declaration of Trust provide that shareholders of the Trust shall be entitled to the same limitation on personal liability as is extended under the Delaware General Corporation Law to stockholders of private corporations for profit. There is a remote possibility, however, that, under certain circumstances, shareholders of a Delaware statutory trust may be held personally liable for that trust’s obligations to the extent that the courts of another state that does not recognize such limited liability were to apply the laws of such state to a controversy involving such obligations. The Declaration of Trust also provides for indemnification out of property of the Fund for all loss and expense of any shareholder held personally liable for the obligations of the Fund. Therefore, the risk of any shareholder incurring financial loss beyond his investment due to shareholder liability is limited to circumstances in which the Fund is unable to meet its obligations and the express limitation of shareholder liabilities is determined not to be effective.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name and to the reference to our firm under the caption “Other Service Providers – Counsel and Independent Registered Public Accounting Firm” in the Statement of Additional Information, which is included in the Registration Statement.

Very truly yours,

/s/ Ballard Spahr Andrews & Ingersoll, LLP

OLD MUTUAL ADVISOR FUNDS

CERTIFICATE IN SUPPORT OF LEGAL OPINION

The undersigned officer of Old Mutual Advisor Funds II, a Delaware statutory trust (the “Trust”), states that she has made or caused to be made an examination of the records of the Trust by responsible officers and on the basis of such investigation hereby certifies to Ballard Spahr Andrews & Ingersoll, LLP (“BSA&I”), in support of the legal opinion that BSA&I is being asked to render in connection with certain matters of Delaware law in connection with registration of an indefinite number of Class A, Class C and Institutional Class shares of beneficial interest, par value $0.001 per share (the “Shares”), of Old TS&W Mid-Cap Fund, series portfolios of the Trust, which will be relied upon by the Trust in connection with the filing of an amendment to the Registration Statement on Form N-1A (File Nos. 333-299810, 811-04391), filed by the Trust with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, that:

1.           Attached hereto as Exhibit A is a true and complete copy of the Certificate of Trust of the Trust and all amendments thereto, which are in full force and effect on the date hereof and no other amendments to the Certificate of Trust have been adopted or approved that are not referenced in the attached Exhibit A.

2.           Attached hereto as Exhibit B is a true and complete copy of the Agreement and Declaration of Trust of the Trust and all amendments thereto, which are in full force and effect on the date hereof and no other amendments to the Agreement and Declaration of Trust have been adopted or approved that are not referenced in the attached Exhibit B.

3.           Attached hereto as Exhibit C is a true and complete copy of the By-Laws of Trust of the Trust and all amendments thereto, which are in full force and effect on the date hereof and no other amendments to the By-Laws have been adopted or approved that are not referenced in the attached Exhibit C.

4.           Attached hereto as Exhibit D is a true and complete copy of the resolutions adopted by the Board of Trustees at a meeting held on February 8-9, 2007 authorizing the issuance of the Shares pursuant to the terms, provisions and conditions of the Agreement and Declaration of Trust. Such resolutions were duly adopted by the Board of Trustees and constitute all resolutions and actions of the Board of Trustees with respect to the aforementioned matters and have not been amended, rescinded or superseded.

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5.	The Trust has not dissolved or taken any action to dissolve.

IN WITNESS WHEREOF, I have hereunto set my hand this 1st day of June, 2007.

/s/ Julian F. Sluyters

_________________________________

Name: Julian F. Sluyters

Title: President

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